Exhibit 99.2

Range Capital Acquisition Corp II Announces Closing of

$230 Million Initial Public Offering

Cold Spring Harbor, NY – (October 6, 2025) – Range Capital Acquisition Corp II (the “Company”) announced today the closing of its initial public offering of 23,000,000 units, which includes the exercise in full by the underwriters of their overallotment option to purchase an additional 3,000,000 units. The offering was priced at $10.00 per unit, generating total gross proceeds of $230,000,000.

The Company, which is led by Timothy Rotolo, is a special purpose acquisition company formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

The units are listed and trading on the Nasdaq Global Market under the symbol “RNGTU.” Each unit consists of one Class A ordinary share and one-half of one redeemable warrant. Once the securities comprising the units begin separate trading, the ordinary shares and warrants are expected to be listed on the Nasdaq Global Market under the symbols “RNGT” and “RNGTW,” respectively.

BTIG, LLC served as the sole book-running manager of the offering.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission (the “SEC”) on September 30, 2025. The offering was made only by means of a prospectus, copies of which may be obtained by contacting BTIG, LLC, 65 East 55 Street, New York, NY 10022, by emailing ProspectusDelivery@btig.com, or by visiting the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Range Capital Acquisition Corp II

Range Capital Acquisition Corp II is a blank check company organized for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, or reorganization or engaging in any other similar business combination with one or more businesses or entities. The Company is led by Chairman and Chief Executive Officer Timothy Rotolo and Chief Financial Officer Andrew Kucharchuk. The Company’s team brings substantial expertise in deal sourcing, investing, and operations. The Company may pursue a business combination with a target in any industry or geographic region that it believes can benefit from the expertise and capabilities of its management team.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, including with respect to the anticipated use of the proceeds of the Company’s initial public offering, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements, including those set forth in the risk factors section of the registration statement and prospectus for the Company’s initial public offering. Copies of these documents can be accessed through the SEC’s website at www.sec.gov. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Media Contact:

Range Capital Acquisition Corp II

tjr@rangecapspac.com

631-246-0340

www.rangecapspac.com